Exhibit 10.1

ASSET PURCHASE AGREEMENT

among

DCDC ACQUISITION COMPANY LLC,

TIER ELECTRONICS LLC,

JEFFREY REICHARD

and

ZBB ENERGY CORPORATION

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 21st day of January, 2011, by and among DCDC ACQUISITION COMPANY LLC, a Wisconsin limited liability company (the “Buyer”), TIER ELECTRONICS LLC, a Wisconsin limited liability company (the “Seller”), JEFFREY REICHARD (the “Member” or “Jeff”) and, solely for purposes of agreeing to be bound by certain covenants set forth in Section 2.4, Section 4.2(b), Section 4.2(d), Section 4.2(f), Section 4.2(g), Section 4.2(j), Section 9.1(c), Section 9.7(e), Section 9.7(f), Section 9.12, Section 9.13, Section 9.15, Section 9.16, Section 9.17 and Section 9.18, below, and holding certain rights granted to it in Section 9.3, Section 9.4 and Section 9.11, below, ZBB ENERGY CORPORATION, a Wisconsin corporation and the owner of all of the membership interests of the Buyer (the “Buyer Parent”). Capitalized terms used but not otherwise defined herein shall have the meaning assigned to such terms in Article XII, below.

WITNESSETH:

WHEREAS, the Seller is engaged in the business of developing, manufacturing, marketing and selling power electronic products for/to original equipment manufacturers in various industries (the “Subject Business”);

WHEREAS, the Seller desires to sell the Subject Business and substantially all of the assets employed by the Seller in connection with the Subject Business to the Buyer, and the Buyer desires to purchase the Subject Business and such assets from the Seller, on the terms and conditions set forth herein; and

WHEREAS, the Member is the owner of all of the issued and outstanding membership interests of the Seller and will benefit substantially from the transactions contemplated herein.

NOW, THEREFORE, the Buyer, the Seller, the Member and the Buyer Parent, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

ARTICLE I

Assets To Be Purchased

1.1.        Subject Assets.  Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, at the Closing, substantially all of the assets, tangible and intangible, owned by the Seller and used in connection with the operation of the Subject Business, including, without limitation, the following:

(a)           All Tangible Assets; provided that the Server shall be subject to the terms and conditions of the IP License and Warranty Bill of Sale;

(b)           All Inventory;

(c)           All deposits and prepaid items and expenses of the Subject Business;

(d)	All accounts receivable of the Subject Business;

(e)	All cash and cash equivalent assets of the Subject Business;

(f)           All Customer and Supplier Lists of the Subject Business, subject to the terms and conditions of the IP License and Warranty Bill of Sale;

(g)           All Intellectual Property (and all licenses thereto) other than the Database Program, subject to the terms and conditions of the IP License and Warranty Bill of Sale;

(h)           The goodwill of the Subject Business;

(i)           To the extent their transfer is permitted by law and subject to obtaining any and all required consents to transfer, all Governmental Authorizations, product registrations and applications therefor used in the operation of the Subject Business;

(j)           All Assumed Contracts; and

(k)           All Records.

All of the assets being purchased by the Buyer as specified in this Section 1.1 other than the Excluded Assets are hereinafter referred to as the “Subject Assets”.

1.2.        Excluded Assets.  Notwithstanding the provisions of Section 1.1, above, the Subject Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)           All rights to any refunds of income Taxes relating to the Subject Assets or the Subject Business for all periods ending on or before the Closing Date;

(b)           All insurance policies held by the Seller and all rights and claims thereunder;

(c)           All Plans;

(d)           All minute books, membership interest records and Tax returns of the Seller;

(e)           The trailer located at Member’s home;

(f)           The Seller’s oscilloscope Fluke 192B; and

(g)           The Database Program.

ARTICLE II

Closing; Purchase Price

2.1.        Closing.  The Closing shall be held at the offices of Godfrey & Kahn, S.C. located at 780 North Water Street, Milwaukee, Wisconsin at 10:00 a.m. Central Time on the date hereof, or at such other time and/or place as the Seller and the Buyer shall mutually agree.

2.2.        Purchase Price.  The consideration for the Subject Assets (the “Purchase Price”) shall be an amount equal to the sum of (a) One Million Three Hundred Fifty Thousand Dollars ($1,350,000) (the “Note Purchase Price”), plus (b) the Stock Purchase Price.  The Purchase Price shall be paid as provided in Section 2.3, below.

2.3.        Note; Payment of M&I Indebtedness; Assumed Liabilities.  At the Closing, the Buyer shall:

(a)           Deliver to the Seller a promissory note in a principal amount equal to the Note Purchase Price in the form of Exhibit 2.3(a) attached hereto (the “Note”);

(b)           Deliver, or cause to be delivered, to M&I, by wire transfer of immediately available funds to a bank account designated by M&I, an amount equal to the M&I Indebtedness; and

(c)           Assume the Assumed Liabilities as provided in Article III, below.

2.4.        Subject Shares.  At the Closing, the Buyer Parent shall deliver to the Seller stock certificate(s) representing eight hundred thousand (800,000) unregistered and restricted shares of Common Stock (the “Subject Shares”).

2.5.        Allocation of Purchase Price.  The Seller, the Member and the Buyer agree to allocate the Purchase Price and the Assumed Liabilities among the Subject Assets as soon as reasonably practicable after the Closing Date in accordance with a mutually agreed upon allocation; provided, however, all Tangible Assets and amortizable Intellectual Property shall be valued at book value as set forth on the books and records of Seller.  The Seller, the Member and the Buyer shall file all Tax returns, reports and forms, including, without limitation, Form 8594, consistent with such allocation.  The Seller, the Member and the Buyer shall not take any position for Tax purposes (whether in audits, Tax returns or otherwise) that is inconsistent with such allocation unless required to do so by an applicable Legal Requirement.

ARTICLE III

Assumption of Liabilities

As partial consideration for the Subject Assets, the Buyer shall assume and perform the Assumed Liabilities.  Except for the Assumed Liabilities, the Buyer shall not be obligated under, nor shall the Buyer be or become liable for, any obligation, Contract, debt or liability of the Seller or the Subject Business, including, without limitation, any liabilities for borrowed money and any liabilities or obligations under any Capital Leases.  The Seller covenants and agrees to pay and discharge all obligations, debts and liabilities of the Seller and/or the Subject Business other than the Assumed Liabilities.

ARTICLE IV

Conditions Precedent to Closing

4.1.        Conditions Precedent to the Buyer’s and the Buyer’s Parent’s Obligations.  The respective obligations of the Buyer and the Buyer Parent to consummate the transactions contemplated hereby are subject to the satisfaction as of the Closing, or the waiver by the Buyer and the Buyer Parent, of each of the following conditions, and each such condition shall be a covenant of Seller to the extent that such action is within Seller or Member’s control:

(a)           The warranties and representations of the Seller and the Member made in this Agreement shall be true and correct in all material respects on and as of the Closing Date; and the Seller and the Member shall have performed in all material respects the covenants of the Seller and the Member contained in this Agreement required to be performed on or prior to the Closing.

(b)           All Consents, in a form reasonably satisfactory to the Buyer, shall have been received by the Seller, and a copy of each shall have been delivered to the Buyer, prior to the Closing Date.

(c)           No Proceeding by any Governmental Body or other Person shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of the transactions contemplated hereby or which otherwise seeks to affect or could affect the transactions contemplated hereby or impose damages or penalties upon any party hereto if such transactions are consummated.

(d)           The Seller shall have conducted an Inventory Count as of December 10, 2010, and the Seller shall not have taken any action or failed to take any action reasonably requested by the Buyer which prevented the Buyer Parent’s independent registered public accounting firm from completing an audit of the Seller’s financial statements for the calendar years ended December 31, 2010 and 2009, respectively, so as to enable the preparation of the audited financial statements of the Seller required to be included in the Form 8-K required to be filed by the Buyer Parent with the Securities and Exchange Commission in connection with the transactions contemplated hereby.

(e)           The Buyer shall have received from the Seller, at least five (5) days prior to the Closing Date, an unaudited estimated interim balance sheet of the Seller as of the Closing Date (the “Estimated Closing Date Balance Sheet”).  Notwithstanding the foregoing, the Buyer shall participate in, and the Buyer and the Seller shall cooperate with each other in, the preparation of the Estimated Closing Date Balance Sheet.

(f)           Immediately prior to the Closing, the Seller shall have delivered, or caused to have been delivered, to the Buyer copies of the IP Assignments, duly executed by Jeff and Nathan.

(g)          The Seller shall have delivered, or caused to have been delivered, to the Buyer the following:

(i)           A certificate from the Manager of the Seller, in a form reasonably satisfactory to the Buyer, setting forth the resolutions of the Board of Directors or manager(s) (if any) and the member(s) of the Seller authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements to be executed, delivered and performed by the Seller in connection herewith and the taking by the Seller of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby;

(ii)          Custody, by such means as the Buyer may reasonably request, of the Tangible Assets, the Inventory, the customer, prospective customer and supplier/vendor lists of the Subject Business and the Records;

(iii)         A recent good standing certificate (or comparable document) for the Seller issued by the Secretary of State (or comparable office) of the jurisdiction in which such entity is domiciled;

(iv)         The Warranty Bill of Sale, the IP License and Warranty Bill of Sale, certificates of title (if any) and such other instruments of conveyance as the Buyer shall reasonably require, each in a form reasonably satisfactory to the Buyer, duly executed by the Seller, conveying to the Buyer the Subject Assets, free and clear of all Liens and claims whatsoever other than Permitted Liens;

(v)          The License, duly executed by each of Jeff and Nathan;

(vi)         The Assignment and Assumption Agreement, duly executed by the Seller;

(vii)        The Joanne Employment Agreement, duly executed by Joanne;

(viii)       The Joanne Restrictive Covenant Agreement, duly executed by Joanne;

(ix)          The Nathan Restrictive Covenant Agreement, duly executed by Nathan;

(x)           A recent good standing certificate (or comparable document) for the Landlord issued by the Secretary of State (or comparable office) of the jurisdiction in which such entity is domiciled;

(xi)          The Lease Termination, duly executed by each of the Seller and the Landlord;

(xii)         The Lease, duly executed by the Landlord;

(xiii)         An amendment to the Articles of Organization of the Seller, in a form reasonably acceptable to the Buyer and suitable for filing with the Wisconsin Department of Financial Institutions, pursuant to which the Seller shall change its name to a name that does not include the words “Tier Electronics” or any words confusingly similar to such words (the “Amendment”);

(xiv)         A duly executed pay-off letter from each of (A) Hawkeye-Security Insurance Company, and (B) M&I committing to provide appropriate satisfactions, termination statements and releases for the Satisfied Liens held by such party, together with evidence that the obligations underlying the Satisfied Liens held by such party have been satisfied in full; and

(xv)          A certificate dated the Closing Date and executed by the Manager of the Seller, in a form reasonably satisfactory to the Buyer, certifying that all conditions set forth in Section 4.1(a), above, have been fully satisfied.

(h)          The Seller shall have delivered, or caused to have been delivered, to the Buyer Parent the following:

(i)             The Jeff Employment Agreement, duly executed by Jeff;

(ii)            The Jeff Restrictive Covenant Agreement, duly executed by Jeff;

(iii)           The Jeff Officer Inducement Option Award Agreements, duly executed by Jeff;

(iv)           The Joanne Officer Inducement Option Award Agreement, duly executed by Joanne; and

(v)           The Nathan Inducement Option Award Agreement, duly executed by Nathan.

4.2.        Conditions Precedent to the Seller’s Obligation.  The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing, or the waiver by the Seller, of each of the following conditions, and each such condition shall be a covenant of the Buyer or the Buyer Parent, as the case may be, to the extent that such action is within the Buyer or the Buyer Parent’s control:

(a)          The warranties and representations of the Buyer made in this Agreement shall be true and correct in all material respects on and as of the Closing Date; and the Buyer shall have performed in all material respects the covenants of the Buyer contained in this Agreement required to be performed on or prior to the Closing.

(b)          The Buyer Parent  shall have performed in all material respects the covenants of the Buyer Parent contained in this Agreement required to be performed on or prior to the Closing.

(c)          No Proceeding by any Governmental Body or any other Person shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or which questions the validity or legality of, the transactions contemplated hereby or which otherwise seeks to affect or could affect the transactions contemplated hereby or impose damages or penalties upon any party hereto if such transactions are consummated.

(d)          The Buyer Parent shall have filed a listing application with NYSE Amex relating to the Subject Shares, the Officer Inducement Options and the Employee Inducement Options, and such listing application shall have been approved by NYSE Amex.

(e)          The Buyer shall have delivered, or caused to have been delivered, to the Seller the following:

(i)           The Note as specified in Section 2.3(a), above;

(ii)          A certificate from the Secretary of the Buyer, in a form reasonably satisfactory to the Seller, setting forth the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements to be executed, delivered and performed by the Buyer in connection herewith and the taking by the Buyer of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby;

(iii)         A recent good standing certificate (or comparable document) for the Buyer issued by the Secretary of State (or comparable office) of the jurisdiction in which such entity is domiciled;

(iv)         The Assignment and Assumption Agreement, duly executed by the Buyer; and

(v)          A certificate dated the Closing Date and executed by a duly authorized officer of the Buyer, in a form reasonably satisfactory to the Seller, certifying that all conditions set forth in Section 4.2(a), above, have been fully satisfied.

(f)           The Buyer Parent shall have delivered, or caused to have been delivered, to the Seller the following:

(i)           The Collateral Pledge Agreement, duly executed by the Buyer Parent;

(ii)          The Note Guaranty, duly executed by the Buyer Parent;

(iii)         Certificate(s) representing the Subject Shares as specified in Section 2.4, above;

(iv)         The Registration Rights Agreement, duly executed by the Buyer Parent;

(v)          A certificate from the Secretary of the Buyer Parent, in a form reasonably satisfactory to the Seller, setting forth the resolutions of the Board of Directors of the Buyer Parent authorizing the execution of this Agreement and/or all Ancillary Agreements to be executed, delivered and performed by the Buyer and/or the Buyer Parent in connection herewith and the taking by the Buyer and/or the Buyer Parent of any and all actions deemed necessary or advisable to consummate the transactions contemplated hereby;

(vi)         A recent good standing certificate (or comparable document) for the Buyer Parent issued by the Secretary of State (or comparable office) of the jurisdiction in which such entity is domiciled; and

(vii)        A certificate dated the Closing Date and executed by a duly authorized officer of the Buyer Parent, in a form reasonably satisfactory to the Seller, certifying that all conditions set forth in Section 4.2(b), above, have been fully satisfied.

(g)          The Buyer Parent shall have delivered, or caused to have been delivered, to Jeff the following:

(i)            The Jeff Employment Agreement, duly executed by the Buyer Parent;

(ii)           The Lease Guaranty, duly executed by the Buyer Parent; and

(iii)          The Jeff Officer Inducement Option Award Agreements, duly executed by the Buyer Parent.

(h)          The Buyer shall have delivered, or caused to have been delivered, to Joanne the following:

(i)            The Joanne Employment Agreement, duly executed by the Buyer; and

(ii)           The Joanne Officer Inducement Option Award Agreement, duly executed by the Buyer Parent.

(i)           The Buyer shall have delivered, or caused to have been delivered, to the Landlord the Lease, duly executed by the Buyer.

(j)           The Buyer Parent shall have delivered, or caused to have been delivered, to Nathan the Nathan Inducement Option Award Agreement, duly executed by the Buyer Parent.

ARTICLE V

Warranties and Representations of Seller

5.1.        Warranties and Representations. Except as set forth in the Disclosure Schedules, the Seller hereby warrants and represents to the Buyer on and as of the Closing Date, which warranties and representations shall survive the Closing for the period set forth in Section 5.2, below, as follows:

5.1.1.     Authority of Seller. The Seller has the right, power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party have been approved by the Board of Directors or manager(s) (if any) and member(s) of the Seller. This Agreement has been, and each Ancillary Agreement to which the Seller is a party hereto will be, duly and validly executed and delivered by the Seller, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

5.1.2.     Corporate Matters. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin. The Seller has the power and authority to own or lease its properties and assets and to carry on all business activities now conducted by it, including, without limitation, the Subject Business. Schedule 5.1.2 attached hereto contains a true, correct and complete list of all current and former Subsidiaries of the Seller. The Seller is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its assets makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to impact materially the Subject Business. Schedule 5.1.2 contains a true, complete and correct list of all jurisdictions in which the Seller is qualified to do business as a foreign limited liability company.

5.1.3.     No Conflict. Neither the execution, delivery and performance by the Seller of this Agreement or any of the Ancillary Agreements to which the Seller is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly: (a) contravene, conflict with, or result in a breach or violation of any provision of the Articles of Organization or operating agreement of the Seller; (b) contravene, conflict with, or result in a breach or violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain relief under, any Legal Requirement or any Order to which the Seller, the Subject Business or the Subject Assets may be subject; (c) assuming all Consents are obtained, contravene, conflict with, or result in a breach or violation of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Applicable Contract; (d) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Seller or that otherwise relates to the Subject Business or any of the Subject Assets; or (e) result in the imposition of any Lien, claim or restriction upon or with respect to any of the Subject Assets. No action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body or other Person, including, without limitation, any labor organization pursuant to any labor or collective bargaining agreement, is required to be obtained or made in connection with the execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which the Seller is a party or the consummation by the Seller of the transactions contemplated hereby and thereby.

5.1.4.     Title to and Condition of Assets.  The Seller has good and valid title to all of the Subject Assets, tangible and intangible, free and clear of all Liens and claims whatsoever other than Permitted Liens and Satisfied Liens that will be paid prior to Closing.  The Subject Assets consist of all of the material assets employed in the operation of the Subject Business except the Excluded Assets, the Leased Real Property and equipment and other personal property leased by the Seller.  All of the Tangible Assets are sold in “as is” condition.  The Subject Assets are sufficient for the operation of the Subject Business in the Ordinary Course of Business as presently being conducted and are suitable for the purpose for which they are being used, in each case, in all material respects.  Schedule 5.1.4 attached hereto contains a true, correct and complete list of all equipment and other personal property leased by the Seller and included within the Seller’s assets, all of which such property is in the condition required of such property by the terms and conditions of the lease applicable thereto in all material respects.  The Inventory reflected on the Financial Statements has been manufactured and/or purchased in the Ordinary Course of Business consistent in quality and quantity with past practices of the Seller, is not damaged, obsolete or out of specification and is of a quality and quantity usable and salable in the Ordinary Course of Business, net of any applicable reserves to be reflected on the Estimated Closing Date Balance Sheet.  Buyer acknowledges that Seller may maintain a small quantity of damaged, obsolete or out of specification Inventory on Seller’s premises which is not reflected on the Financial Statements.  All accounts receivable of the Seller arose from bona fide transactions in the Ordinary Course of Business and are good and collectible within one hundred twenty (120) days after the Closing Date in the Ordinary Course of Business at the aggregate recorded amount thereof, net of any applicable reserves for doubtful accounts to be reflected on the Estimated Closing Date Balance Sheet.  There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an account receivable of the Seller’s business relating to the amount or validity of such account receivable.  Any accounts receivable of Buyer Parent shall not be included in this representation and warranty.

5.1.5.     Real Property.  The Seller does not own or lease any real property in connection with the operation of its business other than the real property owned by the Landlord and located at N94W14588 Garwin Mace Dr., Menomonee Falls, WI 53051 (together with any buildings or other improvements located thereon, the “Leased Real Property”).  Jeff is owner of all of the issued and outstanding membership interests in the Landlord.  There is no Proceeding pending or, to the Seller’s Knowledge, threatened with respect to the Leased Real Property.  There is no existing or, to the Seller’s Knowledge, threatened Order requiring repair, alteration or correction of any existing condition affecting the Leased Real Property.

5.1.6.     Proceedings; Orders.  There is no Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller. The Seller is not subject to any Order.  To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for the commencement of any such Proceeding, including, but not limited to, any action to prohibit the transactions contemplated by this Agreement.

5.1.7.     Intellectual Property.

(a)           Schedule 5.1.7(a)(i) attached hereto contains a complete list (specifying the owner thereof and the registration or application number therefor) of each of the following which are owned by the Seller and/or used by the Seller in the operation of the Subject Business: (i) all U.S. and foreign issued patents and pending applications relating to any inventions, and all reissues, divisions, continuations, continuations-in-part and extensions thereof; (ii) all U.S. and foreign registered trademarks, registered service marks, trademark applications and service mark applications, and all renewals and extensions thereof; (iii) all U.S. and foreign registered copyrights and copyright applications, and all renewals and extensions thereof; and (iv) all domain name registrations (collectively, the “Registered Intellectual Property”).  The Registered Intellectual Property, together with all common law trademarks, service marks, copyrights, licenses, logos, trade names (including, but not limited to, “Tier” and “Tier Electronics”) and trade dress owned by the Seller and/or used by the Seller in the operation of the Subject Business, all content contained or stored in or displayed by the websites covered by the domain name registrations listed on Schedule 5.1.7(a)(i), all other inventions (whether or not patentable and whether or not reduced to practice), trade secrets, methods, processes, techniques, formulae, technical information, know-how, research and development information, product designations, quality standards, production protocols, product specifications, improvements, blue-prints, architectural and other drawings, designs, plans and Software owned by the Seller and/or used by the Seller in the operation of the Subject Business and all other similar intellectual property rights or interests which are owned by the Seller and/or used by the Seller in the operation of the Subject Business, including, without limitation, the Database Program and any such items specified on Schedule 5.1.7(a)(ii) attached hereto, shall hereinafter collectively be referred to as the “Intellectual Property”.  The Seller has made available to the Buyer prior to the Closing Date true, correct and complete copies of all Registered Intellectual Property, and has made available to the Buyer prior to the Closing Date true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item of Registered Intellectual Property.

(b)           Schedule 5.1.7(b) attached hereto contains a complete list of: (i) all licenses or other Contracts granted by the Seller which create rights in any third Person regarding any item of the Intellectual Property; and (ii) all licenses or other Contracts granted to the Seller (excluding shrink-wrap, click-wrap, click-through or other similar Contracts with respect to off-the-shelf or personal computer software) which create rights in the Seller regarding any intellectual property rights owned by any third Person (hereinafter individually referred to as an “IP Contract” and collectively referred to as “IP Contracts”).

(c)           The Seller owns or has a valid and enforceable right to use in the Ordinary Course operation of the Subject Business all Intellectual Property, free and clear of all Liens other than Permitted Liens.  No current or former employee, officer or consultant of the Seller has any right, title or interest in or to any of the Intellectual Property other than the Database Program.  With the exception of the Database Program, all Intellectual Property developed by or on behalf of the Seller and owned or purported to be owned by the Seller was developed by employees or consultants who have executed written agreements assigning exclusive rights in and to such developed and owned Intellectual Property to the Seller.

(d)           The Seller has paid all fees required to be paid as of the Closing Date to maintain validly the Registered Intellectual Property.  All registrations for the Registered Intellectual Property are in force and have not been abandoned, and all applications for the Registered Intellectual Property are active and currently pending.

(e)           There are no existing or, to the Seller’s Knowledge, threatened claims or Proceedings by any Person relating to the use by the Seller of the Intellectual Property, challenging its ownership of the same or challenging the validity or enforceability of the same.  None of the Intellectual Property is subject to any outstanding Order, written restriction, undertaking or agreement limiting the scope or use of the Intellectual Property or declaring any of it abandoned, invalid or unenforceable.

(f)           (i) The Seller is not infringing, misappropriating or otherwise violating in any material respect the intellectual property rights of any other Person; (ii) the Seller has not received any complaint, claim or other notice alleging that the operation of the Subject Business or any of the Intellectual Property is infringing, misappropriating or otherwise violating the intellectual property rights of any other Person; and (iii) to the Seller’s Knowledge, no other Person is infringing, misappropriating or otherwise violating the Intellectual Property.

(g)           The Seller has taken all commercially reasonable steps to maintain the confidentiality of its trade secrets, and, to the Seller’s Knowledge, none of such trade secrets have been disclosed to any third Person except pursuant to written confidentiality obligations.

(h)           Schedule 5.1.7(h) attached hereto lists all non-disclosure agreements or similar confidentiality agreements between the Seller and any shareholders, officers, directors, employees or other Persons given access by the Seller to trade secrets and/or other confidential information owned by or licensed to the Seller and used in the operation of the Subject Business.

(i)            Except for the IP Contracts, the Seller has not granted any license, franchise, permit or other right (including covenants not to sue) to any third Person to use any of the Intellectual Property.  Schedule 5.1.7(i) attached hereto lists all licenses, franchises, permits or other rights (including covenants not to sue) granted by the Member and/or Nathan to any third Person to use the Database Program.

(j)           Each item of Intellectual Property will, immediately subsequent to the Closing, be owned by the Buyer or available for use on such terms as are identical to those pursuant to which such Intellectual Property is owned or available for use by the Seller immediately prior to the Closing.

5.1.8.     Financial Statements.  The Financial Statements attached hereto as Schedule 5.1.8 (a) fairly present the financial condition of the Subject Business on the dates designated thereon and the results of operations for the period designated therein, and (b) were prepared from, and are consistent with, the Records.

5.1.9.     Taxes.  All Tax returns, reports and forms required to be filed by the Seller prior to the Closing Date have been timely and properly filed, are true, correct and complete and properly reflect the Tax liability of the Subject Business.  The Seller has not requested any extension of time within which to file returns in respect of any Taxes or waived any statute of limitations in respect of Taxes.  No claim has ever been made by a Governmental Body in a jurisdiction where the Seller does not file Tax returns, reports or forms that the Seller is or may be subject to taxation by that jurisdiction.  All Taxes and withholding amounts due and payable by the Seller prior to the Closing (whether or not shown on any Tax return) will have been paid in full prior to the Closing or will be accrued by the Seller on the Estimated Closing Date Balance Sheet.  The Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.  There are no pending or, to the Seller’s Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes and there are no matters under discussion with any Governmental Bodies with respect to Taxes that are likely to result in any Tax Lien upon any of the Subject Assets.  No Tax Liens have been filed on any asset owned by the Seller.

5.1.10.   No Undisclosed Liabilities.  There are no commitments, liabilities or obligations relating to the Subject Business, whether known or unknown, accrued or unaccrued, absolute, contingent or otherwise, including, without limitation, guaranties by the Seller of the liabilities of third parties for which specific and adequate provisions have not been made on or noted in the Financial Statements.

5.1.11.   Contracts and Other Agreements.  Schedule 5.1.11 attached hereto sets forth a true, correct and complete list of all Applicable Contracts.  True, correct and complete copies (or memoranda describing each with respect to oral agreements or plans) of each of the Assumed Contracts, and all amendments and modifications thereof, have been made available to the Buyer prior to the Closing Date.  Each Assumed Contract is valid, binding and in full force and effect in accordance with its terms.  Neither the Seller nor, to the Seller’s Knowledge, any other Person who is a party to any Assumed Contract is in breach or default under any Assumed Contract (with or without the lapse of time, or the giving of notice, or both).  The Seller has not given or received from any other Person any notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assumed Contract or any termination or possible termination thereof.  There are no, and since June 30, 2010 there have not been any, renegotiations of or attempts to renegotiate any material amounts paid or payable to the Seller under any Assumed Contract.  Except as set forth on Schedule 5.1.11, to the Knowledge of the Seller, no Assumed Contract is for a sales price that would result in a loss to the Subject Business (after giving effect to full amortization of overhead and selling, general and administrative expenses).

5.1.12.   Product Warranties.  All products and services manufactured and/or sold by the Seller (and the delivery thereof) prior to the Closing Date have been in material conformity with all applicable contractual commitments and all expressed or implied warranties.  Since June 30, 2010, no claim for product liability has been asserted against the Seller, and, to the Knowledge of the Seller, there are no facts, conditions or circumstances that could reasonably be expected to give rise to any such claims other than standard warranty claims not exceeding, in the aggregate, Three Hundred Sixty-Nine Thousand Dollars ($369,000).  In computing the amounts of such claims, no cost shall be allocated to work performed by Jeff, Joanne and Nathan, and the cost of all other employees shall be calculated at actual cost to Buyer (including overhead but excluding profit) and not at Buyer’s standard employee rate to customers.  Copies of the standard terms and conditions of sale, delivery or lease of the Seller (including all warranty provisions) are attached hereto as Schedule 5.1.12.

5.1.13.   Employees.  Schedule 5.1.13 attached hereto contains:

(a)           A list of all handbooks, manuals, contracts, policies and/or procedures relating to the employees of the Seller, true, correct and complete copies of which have been made available to the Buyer prior to the date hereof; and

(b)           A list of all employees of the Seller, together with their job titles and current rates of salary, wages or commissions.

5.1.14.   Labor Practices.

(a)           The Seller is in material compliance with all Legal Requirements applicable to the Seller’s employees, including, but not limited to, Legal Requirements relating to employment discrimination, family, medical and/or other employee leave, employee welfare and benefits and labor standards.  There are no pending or, to the Seller’s Knowledge, threatened claims, charges, complaints, causes of action, demands or liabilities by any past or present employee of the Seller, including, without limitation, that such employee was subject to a wrongful discharge, any unlawful employment discrimination or unlawful harassment by the Seller or its management, a breach of contract (whether written or oral, express or implied) or tortious conduct of any type.

(b)           To the Knowledge of the Seller, the Seller is in material compliance with the Federal Occupational Safety and Health Act, the regulations promulgated thereunder and all other applicable Legal Requirements relating to the safety of employees or the workplace or relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, bonuses, collective bargaining, equal pay and the payment of social security and other payroll taxes.  No Proceedings are pending before any Governmental Body relating to labor or employment matters, and there is no pending investigation by any Governmental Body or, to the Knowledge of the Seller, threatened claim by any such Governmental Body or other Person relating to labor or employment matters.

(c)           The Seller is not a party to any Contract with any union, labor organization, employee group, or other similar Person which affects the labor or employment of employees of the Seller, including, but not limited to, any collective bargaining agreements or labor contracts.  To the Seller’s Knowledge, none of the employees of the Seller are in the process of being organized by or into any other labor unions or organizations.  The Seller has not agreed to recognize any union or other collective bargaining unit, and no union or collective bargaining unit has been certified as representing any employees of the Seller.  Since June 30, 2010, the Seller has not been subject to a strike, slowdown or other work stoppage, and, to the Seller’s Knowledge, there are no strikes, slowdowns or work stoppages threatened against the Seller.

(d)           The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any employment agreement, consulting agreement, labor or collective bargaining agreement or any other labor-related agreement to which the Seller is a party.

5.1.15.   Employee Benefit Plans.

(a)           Schedule 5.1.15 attached hereto contains a true, correct and complete list of all Plans.  Neither the Seller nor any ERISA Affiliate has a formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan.

(b)           No Plan is or has been a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413 of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and neither the Seller nor any ERISA Affiliate has any actual or potential liability under any such provision (or related provision) of ERISA or the Code.

(c)           No Plan is or has been covered by Title IV of ERISA, Section 302 of ERISA or Section 412 or 430 of the Code, and neither the Seller nor any ERISA Affiliate has any actual or potential liability under any such provision (or related provision) of ERISA or the Code.

(d)           Full payment has been made of all amounts which the Seller or any ERISA Affiliate is required to pay with respect to each Plan for the most recent plan year thereof ended prior to the Closing Date, and all such amounts payable with respect to the portion of the current plan year will be paid by the Seller on or prior to the Closing Date or will be accrued by the Seller on the Closing Date Balance Sheet.

(e)           Each of the Plans conforms to, and has been operated and administered in accordance with, all applicable Legal Requirements, including, but not limited to, ERISA and the Code.

(f)           The Buyer shall not be obligated under any Plan and shall not be or become liable for any debt or liability of the Seller, any Plan or any third party relating to any of the Plans.

5.1.16.   Events Since December 31, 2009. Since December 31, 2009, the Seller has operated the Subject Business in the Ordinary Course of Business, has used, preserved and maintained its assets on a basis consistent with past practices, has maintained its books, accounts and records in the usual manner and on a basis consistent with past practices.

5.1.17.   Insurance. The Seller maintains policies of fire and casualty, liability and other forms of insurance and bonds in such amounts, with such deductibles, and against such risks and losses as are commercially reasonable for the Subject Business and the Subject Assets, all of which are valid, outstanding and enforceable. A true, correct and complete list of all such insurance and bonds currently maintained by the Seller is attached hereto as Schedule 5.1.17. Schedule 5.1.17 attached hereto also sets forth all property damage, personal injury, workers’ compensation, products liability or other claims that have been made against the Seller or the Seller’s insurance policies since June 30, 2010, or which are pending against the Seller or the Seller’s insurance policies or, to the Seller’s Knowledge, threatened against the Seller or any of the Seller’s insurance policies.

5.1.18.   Environmental Matters.

(a)           The Seller has not received any notice from any Governmental Body or any third party notifying of (i) any Hazardous Substances which are present on or have been generated, treated, stored, handled or removed from, or disposed of on, the Leased Real Property, in violation of Environmental Laws, (ii) any Hazardous Substance which has migrated on, in, under, above or to the Leased Real Property from any adjacent property or which has migrated, emanated or originated from the Leased Real Property onto any other property, or (iii) any actual or potential liability, responsibility or obligation arising out of or relating to any Environmental Law with respect to the Seller or the Leased Real Property.

(b)           The Seller has obtained all necessary Governmental Authorizations required for the operation of the Subject Business and the use of the Leased Real Property required by any Environmental Law.

(c)           The Seller and the Subject Assets are, and, to the Knowledge of the Seller, at all times in the past have been, and the Leased Real Property is, and, to the Knowledge of the Seller, at all times during the Seller’s use thereof has been, in compliance with all Environmental Laws and with all Governmental Authorizations issued in connection with the operation of the Subject Business and the Seller’s use of the Leased Real Property.

(d)           No Environmental Claim with respect to the Seller or the Leased Real Property is pending or, to the Knowledge of the Seller, threatened.

(e)           Schedule 5.1.18 attached hereto contains a true, correct and complete list of all Environmental Claims, reports, studies, assessments and audits or the like in the possession or control of the Seller with respect to any environmental matter associated with the Subject Business, the Leased Real Property or any of the Subject Assets (complete copies of which have been provided to the Buyer).

(f)           No action or failure to act by the Seller has occurred with respect to the Leased Real Property which, with the passage of time, the giving of notice, or both, would constitute a violation of any Environmental Law.

(g)           To the Seller’s Knowledge, the Subject Assets are not required to be upgraded, modified or replaced to be in compliance with any Environmental Law.

5.1.19.   Compliance With Legal Requirements; Governmental Authorizations.  The Seller has materially complied with each Legal Requirement that is applicable to it for the conduct or operation of the Subject Business, the ownership or use of the Subject Assets and the leasing and use of the Leased Real Property.  No event has occurred that would or, to the Knowledge of the Seller, circumstances exist (with or without notice or lapse of time) that may constitute or result in a material violation by the Seller of, or failure on the part of the Seller to comply with, any Legal Requirement.  The Seller has not received a notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.  Schedule 5.1.19 attached hereto contains a complete and accurate list of each Governmental Authorization that is held by the Seller.  Each such Governmental Authorization is valid and in full force and effect.  The Seller has complied with all of the terms and requirements of each Governmental Authorization identified or required to be identified on Schedule 5.1.19.  No event has occurred that would or, to the Knowledge of the Seller, circumstances exist that may (with or without notice or lapse of time) (a) constitute or result directly or indirectly in a violation of or a failure to comply with a term or requirement of any Governmental Authorization, or (b) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or modification to, any Governmental Authorization.  The Seller has not received any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.  The Governmental Authorizations listed on Schedule 5.1.19 constitute all of the Governmental Authorizations necessary to permit the Seller to conduct and operate lawfully the Subject Business in the manner in which it is currently conducted and to permit the Seller to own and use the Subject Assets in the manner in which it currently owns and uses such assets.

5.1.20.   Customers; Suppliers.  Schedule 5.1.20 attached hereto sets forth an Invoice Register and an Items Purchased from Vendors List, each dated January 1, 2008 to December 31, 2010, which collectively represent a materially accurate list of all invoiced customers and suppliers during the time period specified.  Except as set forth on Schedule 5.1.20, the Seller has no reason to believe nor has received any notice or indication (whether written or oral) of the intention of any material supplier of the Seller to cease doing business or to reduce in any material respect the business transacted with the Seller or to terminate or modify any Contracts with the Seller (whether upon consummation of the transactions contemplated hereby or otherwise).  Schedule 5.1.20 also sets forth, with respect to each of the last four (4) calendar years of the Seller, a list of the twenty (20), fourteen (14), thirteen (13) or nine (9), as the case may be, largest customers of the Seller (based on dollar amounts purchased from the Seller) for each such calendar year and the dollar amount derived from each of them during such calendar year, and, except as set forth on Schedule 5.1.20, the Seller has no reason to believe nor has received any notice or indication (whether written or oral) of the intention of any of such customers to cease doing business or to reduce in any material respect the business transacted with the Seller or to terminate or modify any Contracts with the Seller (whether upon consummation of the transactions contemplated hereby or otherwise).

5.1.21.   Backlog.  Schedule 5.1.21 attached hereto sets forth a complete and accurate list of the total backlog of orders of the Subject Business with firm delivery dates as of the Closing Date.  Such backlog consists of orders for products or services which are typical of the types of products and services manufactured and sold or performed by the Seller in its operation of the Subject Business in the Ordinary Course of Business as presently conducted.

5.1.22.   Accounts Payable.  All accounts payable and accrued expenses of the Seller have been incurred and, to the extent paid prior to the Closing, have been paid in the Ordinary Course of Business consistent with past business practices.

5.1.23.   Brokers; Agents.  The Seller has not dealt with any agent, finder, broker or other representative in any manner which could result in the Buyer being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.

5.1.24.   Relationships with Related Parties.  Except as set forth on Schedule 5.1.24 attached hereto, neither any member or officer of the Seller nor any Affiliate of any such member or officer (a) has, or has had, any interest in any property being used in or pertaining to the Subject Business, (b) is, or has owned an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Seller, or (ii) engaged in competition with the Seller with respect to any line of products or services of the Seller, or (c) is a party to any Contract with, or has any claim or right against, the Seller.

5.1.25.   Outstanding Indebtedness.  As of the Closing Date, the Seller shall have no outstanding indebtedness for borrowed money other than the DTI Indebtedness, the M&I Indebtedness, accounts payable and accrued expenses incurred in the Ordinary Course of Business and other indebtedness, as reflected on Schedule 5.1.25 attached hereto, to be paid in full by the Seller in the Ordinary Course of Business.  In addition, as of the Closing Date, all indebtedness owed to the Seller by the Member or any Affiliate of the Member will have been paid in full or otherwise released on terms and conditions satisfactory to the Buyer.

5.1.26.   Securities Laws.

(a)           Purchase Entirely for Own Account.  The Subject Shares are being acquired by the Seller for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Seller further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant any participation with respect to any of the Subject Shares.

(b)           Investment Experience.  The Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).  The Seller is aware of the Buyer Parent’s business affairs and financial condition and has had access to and has acquired sufficient information about the Buyer Parent to reach an informed and knowledgeable decision to acquire the Subject Shares.  The Seller has such business and financial experience as is required to give it the ability to protect its own interests in connection with the purchase of the Subject Shares.

(c)           Ability to Bear Risk.  The Seller is able to bear the economic risk of its investment in the Subject Shares for an indefinite period of time, and the Seller understands that the Subject Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.  The Seller acknowledges that it could bear a complete or significant loss of its investment in the Subject Shares.

(d)           Restricted Securities.  The Seller understands that the Subject Shares are “restricted” under applicable U.S. federal and state securities laws inasmuch as they are being acquired from the Buyer Parent in a transaction not involving a public offering and that, pursuant to these laws and applicable regulations, the Seller must hold the Subject Shares indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”), and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the timing and manner of sale, the holding period for the Subject Shares, and on requirements relating to the Buyer Parent which are outside of the Seller’s control, and which the Buyer Parent is under no obligation and may not be able to satisfy.  In this connection, the Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(e)           Legends.  The Seller understands that the Subject Shares, and any securities issued in respect thereof or exchange therefor, may bear the following legends:

(i)           “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

(ii)           Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

5.2.        Warranties Survive Closing.  Notwithstanding any investigation by or information supplied to the Buyer, the warranties and representations of the Seller contained in this Agreement or in any certificate delivered pursuant hereto shall be true and correct on the Closing Date and shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that (a) the warranties and representations contained in Section 5.1.1 (Authority of Seller), Section 5.1.2 (Corporate Matters) and the first sentence of Section 5.1.4 (Title to and Condition of Assets), above, and any warranties and representations fraudulently made or intentionally misrepresented shall survive the Closing and continue in full force and effect indefinitely, (b) the warranties and representations contained in Section 5.1.9 (Taxes) and Section 5.1.15 (Employee Benefit Plans), above, shall survive the Closing and continue in full force and effect until the date that is sixty (60) days after the underlying obligation is barred by the applicable period of limitation under the Legal Requirements relating thereto (as such period may be extended by waiver), and (c) the warranties and representations contained in Section 5.1.18 (Environmental Matters), above, shall survive the Closing and continue in full force and effect for a period of thirty-six (36) months after the Closing Date.  Any claim for indemnification under clause (a) of Section 11.1, below, made in writing prior to the expiration of such applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined; and any such claim not so made in writing prior to the expiration of such applicable survival period shall be deemed to have been waived.

ARTICLE VI

Warranties and Representations of Member

6.1.        Warranties and Representations.  Except as set forth in the Disclosure Schedules, the Member hereby warrants and represents to the Buyer and the Buyer Parent on and as of the Closing Date, which warranties and representations shall survive the Closing for the period set forth in Section 6.2, below, as follows:

6.1.1.     Authority of Member.  Such Member has the right, power and authority to enter into this Agreement and the Ancillary Agreements to which such Member is a party and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Ancillary Agreement to which such Member is a party hereto will be, duly and validly executed and delivered by such Member, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of such Member enforceable against such Member in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.1.2.     No Conflict.  Neither the execution, delivery and performance by such Member of this Agreement or any of the Ancillary Agreements to which such Member is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly: (a) contravene, conflict with, or result in a breach or violation of, or give any Governmental Body the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain relief under, any Legal Requirement or any Order to which such Member may be subject; or (b) contravene, conflict with, or result in a breach or violation of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which such Member is subject.  No action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made in connection with the execution and delivery by such Member of this Agreement and the Ancillary Agreements to which such Member is a party or the consummation by such Member of the transactions contemplated hereby and thereby.

6.1.3.     Brokers; Agents.  Such Member has not dealt with any agent, finder, broker or other representative in any manner which could result in the Buyer being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.

6.2.        Warranties Survive Closing.  Notwithstanding any investigation by or information supplied to the Buyer and the Buyer Parent, the warranties and representations of the Member contained in this Agreement or in any certificate delivered pursuant hereto shall be true and correct on the Closing Date and shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that the warranties and representations contained in Section 6.1.1 (Authority of Member), above, and any warranties and representations fraudulently made or intentionally misrepresented shall survive the Closing and continue in full force and effect indefinitely.  Any claim for indemnification under clause (a) of Section 11.1, below, made in writing prior to the expiration of such applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined; and any such claim not so made in writing prior to the expiration of such applicable survival period shall be deemed to have been waived.

ARTICLE VII

Warranties and Representations of Buyer

7.1.        Warranties and Representations.  The Buyer hereby warrants and represents to the Seller on and as of the Closing Date, which warranties and representations shall survive the Closing for the period set forth in Section 7.2, below, as follows:

7.1.1.     Authority of Buyer.  The Buyer has the right, power and authority to enter into this Agreement and the Ancillary Agreements which the Buyer is a party to and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party have been approved by the Board of Directors of the Buyer.  This Agreement has been, and each Ancillary Agreement to which the Buyer is a party will be, duly and validly executed and delivered by the Buyer, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

7.1.2.     Corporate Matters.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wisconsin.  The Buyer has the power and authority to own or lease its properties and assets and to carry on all business activities now conducted by it.

7.1.3.     No Conflict.  Neither the execution, delivery and performance by the Buyer of this Agreement or any of the Ancillary Agreements to which the Buyer is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly: (a) contravene, conflict with, or result in a breach or violation of any provision of the Articles of Organization of the Buyer; (b) contravene, conflict with, or result in a breach or violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain relief under, any Legal Requirement or any Order to which the Buyer may be subject; or (c) contravene, conflict with, or result in a breach or violation of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which the Buyer is subject.  No action, consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Body or other Person is required to be obtained or made in connection with the execution and delivery by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party or the consummation by the Buyer of the transactions contemplated hereby and thereby.

7.2.        Warranties Survive Closing.  Notwithstanding any investigation by or information supplied to the Seller, the warranties and representations of the Buyer contained in this Agreement or in any certificate delivered pursuant hereto shall be true and correct on the Closing Date and shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that the warranties and representations contained in Section 7.1.1 (Authority of Buyer) and Section 7.1.2 (Corporate Matters), above, and any warranties and representations fraudulently made or intentionally misrepresented shall survive the Closing and continue in full force and effect indefinitely.  Any claim for indemnification under clause (a) of Section 11.2, below, made in writing prior to the expiration of such applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined; and any such claim not submitted in writing prior to the expiration of such survival period shall be deemed to have been waived.

ARTICLE VIII

Disclosure Schedules and Exhibits

Any reference to a section or subsection in the Disclosure Schedules and/or the Exhibits attached hereto refers to the sections and subsections of this Agreement, unless the context requires otherwise; provided, however, a particular matter disclosed in any section or subsection of the Disclosure Schedules or the Exhibits attached hereto that a reasonable buyer would infer, based on the location and express content of such disclosure, qualifies another section or subsection of this Agreement shall also be deemed to qualify such other section or subsection of this Agreement.  All capitalized terms used in the Disclosure Schedules and the Exhibits attached hereto and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.  The Disclosure Schedules and the Exhibits attached hereto shall not vary, change or alter the literal meaning of the warranties and representations of the Seller and the Member contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the warranties and representations contained in this Agreement.

ARTICLE IX

Covenants

The Seller, the Member, the Buyer and the Buyer Parent covenant and agree as follows:

9.1.        Releases.

(a)           The Buyer covenants and agrees to obtain, within ninety (90) days after the Closing Date, a full release of the Seller, the Member, Joanne, the Landlord, the Member’s residence, the Leased Real Property, the Intellectual Property, the Server, the Customer and Supplier Lists and any other collateral owned by the Seller, the Member,  Joanne and/or the Landlord from all liability, obligations and personal guaranties related to or the result of the DTI Indebtedness.  To clarify the foregoing, the release described above shall not apply to any collateral owned by the Seller, the Member, Joanne and/or the Landlord solely securing any mortgage indebtedness on the Member’s residence or the Leased Real Property and not cross-collateralized with the DTI Indebtedness.

(b)           The Buyer covenants and agrees to obtain, within thirty (30) days after the Closing Date, a full release of the Seller, the Member, Joanne, the Landlord, the Member’s residence, the Leased Real Property, the Intellectual Property, the Server, the Customer and Supplier Lists and any other collateral owned by the Seller, the Member,  Joanne and/or the Landlord from all liability, obligations and personal guaranties related to or the result of the M&I Indebtedness.  To clarify the foregoing, the release described above shall not apply to any collateral owned by the Seller, the Member, Joanne and/or the Landlord solely securing any mortgage indebtedness on the Member’s residence or the Leased Real Property and not cross-collateralized with the M&I Indebtedness.

(c)           The Buyer Parent hereby unconditionally and irrevocable guarantees to the Seller the performance of all covenants of the Buyer contained in Section 9.1(a) and Section 9.1(b), above.

(d)           The foregoing shall not in any way diminish the effect of Article III, above, that Buyer assumes the DTI Indebtedness immediately upon the Closing or the effect of Section 2.3(b), above, that the Buyer is satisfying in full the M&I Indebtedness at the Closing.

(e)           If Buyer defaults on the performance of any covenants of the Buyer contained in Section 9.1(a) and Section 9.1(b), above, then Buyer shall immediately and automatically be deemed to be in default on the Note.

9.2.        Records.

(a)           On the Closing Date, the Seller will deliver or cause to be delivered to the Buyer constructive possession of all original Records in the possession or control of the Seller.

(b)           After the Closing, upon reasonable written notice, the Buyer and the Seller agree to furnish or cause to be furnished to each other and their respective Representatives reasonable access, during normal business hours, to such information in such parties’ possession related to the Seller and its operations with respect to periods prior to the Closing and to otherwise cooperate with such other party, at the expense of the requesting party, to the extent such access is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms with any Governmental Body or the defense of any Tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Seller.

9.3.        Public Announcements.  The Seller, the Member, the Buyer and the Buyer Parent agree that the Buyer and the Buyer Parent shall have the sole right, subject to the approval of the Seller, which approval shall not unreasonably be withheld, to determine what, if any, press release or other public statement concerning the transactions contemplated hereby shall be made after the Closing, except as any such release or statement by the Seller may be required by any Legal Requirement, in which case the Seller shall allow the Buyer and the Buyer Parent reasonable time to comment on such release or statement in advance of such issuance.

9.4.        Further Assurances.  From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.  The Seller and the Member agree, for a period of two (2) years after the Closing Date, upon the request of the Buyer Parent, to assist the Buyer Parent in compiling historical information of the Seller (including the compilation of financial information or otherwise) and to comply with any financial reporting obligations imposed by applicable Legal Requirements, including the provision of audited financial statements for the calendar years ended December 31, 2010 and 2009, respectively, in accordance with GAAP.

9.5.        Accounts Receivable.  The Seller agrees that on and after the Closing Date the Buyer shall have the right and authority to collect for the account of the Buyer all accounts receivable of the Subject Business included in the Subject Assets, and to endorse with the name of “Tier Electronics LLC” any checks received on account of any such accounts receivable.  If, after the Closing, the Seller receives any payment on any account receivable included in the Subject Assets, then the Seller shall promptly remit the amount thereof to the Buyer by wire transfer of immediately available funds to the bank account designated by the Buyer on Exhibit 9.5 attached hereto.  Any such amount not remitted to the Buyer within five (5) days after the Seller’s receipt thereof shall accrue interest from the date of the Seller’s receipt thereof to the date of payment to the Buyer at the Prime Rate.

9.6.        Consents.  In the event that any assignment, approval or Consent for an Assumed Contract is not obtained on or prior to the Closing Date, and the Buyer elects to consummate the transactions contemplated hereby despite the Seller’s failure or inability to obtain such assignment, approval or Consent, the Seller shall continue to use commercially reasonable efforts to obtain any such assignment, approval or Consent after the Closing Date.  Until such time as such assignment, approval or Consent has been obtained, the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Subject Business shall continue to receive interest in the benefits under any such Contract; provided, however, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor if such Consent, approval or assignment had been obtained.

9.7.        Employees.

(a)           The Seller agrees to provide prompt notice of termination of employment to all Employees effective immediately prior to the close of business on the Closing Date.  The Seller shall comply with all applicable Legal Requirements relating to such termination of employment and shall be responsible for the payment, when due, of all compensation, benefits, claims and other obligations of any kind payable to such Employees relating to the operation of the Subject Business by the Seller prior to the Closing Date; provided, that the Buyer shall be responsible for all amounts payable to Employees pursuant to the terms and conditions of any employment agreements included in the Assumed Contracts.

(b)           All employee benefits and all payments and obligations under all Plans together with all benefits and all payments under any and all compensation policies and programs (including, without limitation, any retirement plans or other Plans) for which current or former employees of the Subject Business were eligible, or in which they participated, prior to the Closing Date shall be the sole responsibility and obligation of the Seller, and the Buyer shall not be obligated under, or be or become liable for, any such employee benefits, Plans and/or compensation policies and programs.  The Seller shall be solely liable and responsible for meeting and satisfying all liabilities and obligations to current or former employees of the Subject Business under the terms of such employee benefits, Plans and compensation policies and programs.

(c)           Prior to the Closing, the Buyer shall offer employment (such employment to be effective immediately following the Closing) to all of the people who are, as of the time of the Closing, active full-time or part-time employees of the Subject Business other than Jeff (who shall be offered employment by the Buyer Parent pursuant to the terms and conditions of the Jeff Employment Agreement).  With the exception of the employment offer governed by the Joanne Employment Agreement and except as set forth in Section 9.7(d), below, any offer of employment the Buyer chooses to make shall be on initial terms and conditions (e.g., wages, benefits, work rules, duties, execution of restrictive covenant, confidentiality, assignment of work product and other agreements) determined by and acceptable to the Buyer.  The Buyer is not assuming and shall not be bound by any Plans, employment agreements, collective bargaining agreements or other labor or employment agreements which the Seller may have entered into or been bound by at any time, with the exception of any employment agreements included in the Assumed Contracts which the Buyer is assuming and by which the Buyer shall be bound.  Notwithstanding the foregoing, the parties acknowledge and agree that the Buyer is assuming all liabilities and obligations accruing on or after the Closing Date with respect to UnitedHealthcare Insurance Company Policy Number G/GA779840BW related to the Seller’s medical, dental, vision and life insurance Plans (as opposed to the Seller’s medical, dental, vision and life insurance Plans themselves, which Plans the Buyer is not assuming).  Employees who accept an offer of employment from the Buyer are referred to herein as “Hired Employees”.

(d)           Except as otherwise provided in the Joanne Employment Agreement, the Buyer agrees, subject to each such individual accepting the Buyer’s offer of employment as described in Section 9.7(c), above, to provide to the Hired Employees (i) wages and titles/positions identical to those provided by the Seller to such individuals immediately prior to the Closing Date, (ii) vacation, holiday and other paid time off schedules and policies identical to those provided by the Seller to such individuals immediately prior to the Closing Date, and (iii) during the period beginning on the Closing Date and ending on May 31, 2011, medical, dental, vision and life insurance benefits under UnitedHealthcare Insurance Company Policy Number G/GA779840BW as in effect immediately prior to the Closing Date and other employee benefits identical to those provided by the Seller to such individuals immediately prior to the Closing Date, and thereafter, health insurance and other employee benefits that are generally consistent with those provided by the Seller to its employees generally immediately prior to the Closing Date; provided, that the Buyer shall have the right, in its sole discretion, to limit such terms and benefits in order to comply with all applicable Legal Requirements governing the Plans of the Buyer Parent’s controlled group, of which controlled group the Buyer is a party.

(e)           After the Closing Date, the Buyer Parent shall issue to such Hired Employees as shall be designated by Jeff options to acquire an aggregate of one hundred thousand (100,000) shares of Common Stock pursuant to the terms and conditions of the 2010 Plan and such additional terms and conditions as shall be selected by the Compensation Committee of the Buyer Parent; provided, that the Buyer Parent’s obligations pursuant to this Section 9.7(e) shall be contingent in all respects on the shareholders of the Buyer Parent approving the 2010 Plan.

(f)           After the Closing Date, the Buyer, the Buyer Parent and Jeff shall cooperate with each other in a review of the Buyer Parent’s then-current employee manual and the employee manual of the Seller that was in place immediately prior to the Closing Date and shall use their good faith efforts to modify the Buyer Parent’s employee manual and to implement an employee manual for the Buyer in such a way that (i) such employee manuals are substantially similar, and (ii) such employee manuals contain as many terms from the employee manual of the Seller that was in place immediately prior to the Closing Date as is commercially reasonable; provided, that the Buyer and the Buyer Parent shall have the right, in their sole discretion, to limit such terms in order to comply with all applicable Legal Requirements governing the Plans of the Buyer Parent’s controlled group, of which controlled group the Buyer is a party.

(g)           All provisions contained in this Section 9.7 with respect to employee benefits are included for the sole benefit of the Buyer, the Buyer Parent and the Seller and shall not create any right in any other Person, including any employee or former employee of the Seller or any participant or beneficiary in any Plan of the Seller, the Buyer or the Buyer Parent.

9.8.        Bulk Sales.  The Seller and the Buyer hereby waive compliance by the parties hereto with the provisions of applicable bulk sales law (to the extent compliance therewith is required), and the Seller covenants to pay and discharge when due all claims of creditors which are asserted against the Buyer by reason of such noncompliance to the extent such liabilities are not otherwise Assumed Liabilities.

9.9.        Mail.  The Seller hereby authorizes the Buyer on and after the Closing Date (a) to accept delivery of and to open all mail and other packages addressed to the Seller, and (b) to deal with the contents thereof in any manner the Buyer sees fit; provided, that such contents relate to the Subject Business, the Subject Assets and/or the Assumed Liabilities.  The Seller agrees to deliver promptly to the Buyer any mail or other packages received by the Seller relating to the Subject Business, the Subject Assets and/or the Assumed Liabilities.  The Buyer agrees to deliver promptly to the Seller any mail or other packages received by the Buyer relating to the Excluded Assets and/or any obligations, debts or liabilities of the Seller and/or the Subject Business other than the Assumed Liabilities.

9.10.      Seller’s Name.  On or promptly after the Closing Date, the Seller shall file or cause to be filed the Amendment and shall provide written evidence of such filing to the Buyer.

9.11.      Life Insurance.  Promptly after the Closing, Jeff shall cooperate with the Buyer Parent (including, without limitation, undergoing a physical exam) in connection with the Buyer Parent’s efforts to obtain, from an insurance company of the Buyer Parent’s choice, a key person life insurance company in the amount of Two Million Dollars ($2,000,000) on the life of Jeff and payable upon death to the Buyer Parent, in a form reasonably satisfactory to the Buyer Parent, effective as of a date recent to the Closing Date.

9.12.      Buyer’s Board of Directors.  On or promptly after the Closing Date, the Buyer Parent, in the Buyer Parent’s capacity as the sole member of the Buyer, shall elect each of Jeff and Joanne to serve as a director of the Buyer; provided, that, pursuant to the terms and conditions of the Jeff Employment Agreement or the Joanne Employment Agreement, as the case may be, each of Jeff and Joanne shall covenant and agree to resign as a member of the Board of Directors of the Buyer upon the termination, for whatever reason, of such individual’s employment with the Buyer Parent or the Buyer, as the case may be, such resignation to be effective as the effective date of such termination.

9.13.      Buyer Parent’s Board of Directors.  After the Closing Date, the Buyer Parent shall cause the Board of Directors of the Buyer Parent, in compliance with the applicable procedures set forth in the Articles of Incorporation and By-Laws of the Buyer Parent, to nominate Jeff for election as a director of the Buyer Parent at the first annual meeting of the shareholders of the Buyer Parent after the Closing Date; provided, that, pursuant to the terms and conditions of the Jeff Employment Agreement, Jeff shall covenant and agree to resign as a member of the Board of Directors of the Buyer Parent upon the earlier to occur of (i) the first anniversary of the date of the payment in full of the principal and interest balance under the Note, or (ii) the termination, for whatever reason, of Jeff’s employment with the Buyer Parent, such resignation to be effective as of the effective date of such earlier occurrence.

9.14.      Name of Subject Business.  After the Closing Date, until the full payment of the Note by Buyer to Seller, Buyer shall keep the designation “Tier Electronics” in its name.

9.15.      Payment of Accounts Receivable.  The Buyer Parent shall pay all accounts receivable relating to sales made by the Seller to the Buyer Parent prior to the Closing Date on terms mutually agreeable to the Seller and the Buyer Parent.

9.16.      Assistance with Securities Laws.  The Buyer Parent covenants and agrees to work in good faith at no cost to the Seller after the Closing Date to assist the Seller to comply with applicable securities laws implicated by the Seller's plans for selling or otherwise monetizing the Subject Shares, including determining registration requirements and compliance with Rule 144 (including obtaining required legal opinions), making required Section 16 filings (such as Form 4) and determining compliance with insider trading laws (including potentially establishing a Rule 10b5-1 trading plan).

9.17.      Allocation of Overhead.  The Buyer Parent covenants and agrees that any corporate overhead costs allocated to the Buyer shall be a fair proportionate share of overhead costs and be in line with the type and scope of actual services provided by the Buyer Parent to the Buyer and that the Buyer Parent will not allocate any corporate overhead costs to the Buyer beyond what is commercially reasonable for a subsidiary or division of the Buyer’s size and function.

9.18.      Buyer’s Clerical Functions.  The Buyer and the Buyer Parent covenant and agree that the Buyer shall maintain its clerical functions (including, without limitation, check writing and mail delivery) in-house and in substantially the same manner as conducted by the Seller immediately prior to the Closing Date; provided, that such clerical functions comply in all material respects with the accounting principles, practices and standards of the Buyer Parent as in effect from time to time (including, without limitation, the Buyer Parent’s policies with respect to check writing).

9.19.      Collection of Accounts Receivable.  From and after the Closing Date, the Buyer shall use commercially reasonable efforts, consistent with the Buyer’s collection efforts of its other accounts receivable, to collect the accounts receivable sold to the Buyer hereunder which arise out of services rendered by the Seller prior to the Closing Date.  Payments received from account debtors shall be applied first against outstanding invoices in the order of issuance (i.e., against the oldest invoices first) except that (a) any payment which an account debtor designates as payment against a specific invoice shall be applied against such invoice, and (b) C.O.D. collections and advance payments shall be applied to the invoices to which they relate.  If the Buyer elects to make an indemnification or set-off claim pursuant to Article XI, below, for the failure to collect any accounts receivable, then the Buyer shall, upon the written request of the Seller, transfer and assign to the Seller any uncollected accounts receivable with respect to which the Buyer has elected indemnification and/or set-off.  Upon transfer of any such assigned uncollected accounts receivable, the Seller shall have all legally available rights to pursue the collection of such assigned uncollected accounts receivable.

9.20.      Completion of Settlement Agreement.  Buyer covenants to allow Jeff and/or Seller to complete Seller’s obligations pursuant to that certain Settlement Agreement between Seller and Svenska Rotor Maskiner AB dated August 26, 2009 (the “Settlement Agreement”) utilizing Buyer’s assets and employees at no cost to Jeff and/or Seller; provided, that the aggregate cost incurred by Buyer and Buyer Parent in connection with completion of such obligations does not exceed Ten Thousand Dollars ($10,000).  In computing the cost incurred by Buyer Parent and Buyer in connection therewith, no cost shall be allocated to work performed, or time expended, by Jeff and the cost of any work performed, or time expended, by any Buyer employees shall be calculated at actual cost to Buyer (including overhead but excluding profit).  The Buyer acknowledges and agrees that Jeff may be required to fly to Sweden to complete Seller’s obligations pursuant to the Settlement Agreement, and Buyer agrees to pay for the cost of such flight, subject to Buyer Parent’s travel policies for similarly situated employees, provided such cost does not bring the aggregate cost to complete such obligations in excess of Ten Thousand Dollars ($10,000).  The parties acknowledge and agree that the Settlement Agreement is not an Assumed Contract and that neither Buyer nor Buyer Parent shall be obligated under, or be or become liable for, the Settlement Agreement.

ARTICLE X

Restrictive Covenants

10.1.      Non-Competition.  Each of the Seller and the Member acknowledges and agrees that at no time for a period of three (3) years after the Closing Date shall it or he, in any capacity, either directly or indirectly (including, without limitation, through an Affiliate) do any of the following:

(a)           Acquire an ownership interest in any Competitor (as defined below) (except as the holder of not more than two percent (2%) of the equity securities of a publicly held enterprise as long as such holder does not render advice or assistance to such enterprise);

(b)           Work for, render advice or assistance to or otherwise engage in or enter into any aspects of the business of any Competitor;

(c)           Contact, solicit or entice, or attempt to contact, solicit or entice, any customer or Prospective Customer (as defined below) of the Subject Business or any its Affiliates so as to cause, or attempt to cause, any of said customers or Prospective Customers not to do business with the Subject Business or any of its Affiliates or to purchase products or services sold by the Subject Business or any of its Affiliates from any source other than the Subject Business or any of its Affiliates;

(d)           Contact, solicit or entice, or attempt to contact, solicit or entice, any supplier of the Subject Business or any of its Affiliates with the purpose or effect of causing such supplier not to do business with, or to reduce its business with, the Subject Business or any of its Affiliates; or

(e)           Induce, or attempt to induce, any person who is currently an employee, consultant or manufacturer’s representative of the Subject Business or any of its Affiliates to leave the employ of, or terminate his or her engagement with, the Subject Business or any of its Affiliates and/or to accept employment or engagement elsewhere.

For purposes of this Section 10.1, (i) the term “Competitor” shall mean any business, incorporated or otherwise, which makes, sells or offers goods, products or services competitive with those manufactured, sold or offered by the Subject Business or any of its Affiliates as of the Closing Date, and (ii) the term “Prospective Customer” shall mean any potential customer of the Subject Business.

10.2.      Non-Disclosure of Confidential Information.  Each of the Seller and the Member acknowledges that at no time after the Closing Date shall it or he disclose any Confidential Information (as defined below) to anyone other than to employees and Representatives of the Buyer and/or the Buyer Parent except any such Confidential Information which is required to be disclosed by the Seller or such Member, as the case may be, in connection with any court action or any Proceeding before any Governmental Body or pursuant to any Legal Requirement, and then only after the Seller or such Member, as the case may be, has given written notice to the Buyer of the intention so to disclose such Confidential Information and has given the Buyer a reasonable opportunity to contest the need for such disclosure, and the Seller or such Member, as the case may be, shall cooperate with the Buyer in connection with any such contest.  For purposes of this Section 10.2, the term “Confidential Information” shall mean all non-public and all proprietary information relating to the Subject Business, its customers and products and services including, without limitation, the following: (a) all formulations, test results, manufacturing and engineering specifications, production and manufacturing information and know-how and all other technical information relating to the manufacture, formulation or production of the products or services of the Subject Business; (b) all information and records concerning products or services being researched by, under development by or being tested by the Subject Business but not yet offered for sale; (c) all trade secrets relating to the Subject Business; (d) all information concerning pricing policies of the Subject Business, the prices charged by the Subject Business to its customers, the volume or orders of such customers and other information concerning the transactions of the Subject Business with its customers or proposed customers; (e) the customer and prospective customer lists of the Subject Business; (f) financial information concerning the Subject Business; (g) information concerning salaries or wages paid to, the work records of and other personnel information relative to employees of the Subject Business; (h) information concerning the marketing programs or strategies of the Subject Business; and (i) all other confidential and proprietary information of the Subject Business.  Notwithstanding the foregoing, each of the Seller and the Member acknowledges and agrees that it or he will be bound by its or his obligations under applicable trade secret Legal Requirements which, in the case of Confidential Information that qualifies as a trade secret, may exceed the obligations imposed under this Section 10.2.  Nothing in this Section 10.2 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides the Subject Business with greater protections or protections for a longer duration than that provided under this Section 10.2.  “Confidential Information” shall not be deemed to mean or refer to information that (i) is or becomes a matter of public knowledge through no fault of the Seller or the Member, as the case may be; or (ii) is rightfully received by the Seller or the Member, as the case may be, from a third Person (other than an Affiliate of the Seller or the Member, as the case may be) without violation of any duty of confidentiality.

10.3.      Enforcement.  In addition to all other legal remedies available to the Buyer for the enforcement of the covenants of this Article X, each of the Seller and the Member acknowledges and agrees that the Buyer shall be entitled to seek temporary and permanent injunctive relief by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof.  The Seller and the Member each further agrees that, because these restrictions arise in the context of the sale of a business and the goodwill associated with such business, if any of the covenants set forth in this Article X shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

ARTICLE XI

Indemnification

11.1.      Indemnification of the Buyer.  The Seller and the Member agree to jointly and severally indemnify the Buyer and its members, Representatives, controlling persons and Affiliates and their respective successors and assigns (collectively, the “Buyer Indemnified Persons”) and to hold them harmless from and against any and all Losses, whether or not involving a third party claim, arising directly or indirectly from or in connection with (a) any misrepresentation or breach of any warranty or representation made by the Seller, the Member and/or Nathan in this Agreement or the License Agreement, (b) any breach or non-fulfillment of any agreement or covenant of the Seller, the Member and/or Nathan contained in this Agreement, the IP License and Warranty Bill of Sale or the License Agreement, (c) the operation of the Subject Business prior to the Closing Date, with the exception of the Assumed Liabilities, (d) with the exception of costs not to exceed Ten Thousand Dollars ($10,000) as described in, and calculated pursuant to, Section 9.20, above, the Settlement Agreement, or (e) any obligations of the Seller and/or Jeff owed to DTI other than the DTI Indebtedness included in the Assumed Liabilities.

11.2.      Indemnification of the Seller.  The Buyer agrees to indemnify the Seller, the Member and the Seller’s Representatives, controlling persons and Affiliates and their respective successors and assigns (collectively, the “Seller Indemnified Persons”) and to hold them harmless from and against any and all Losses, whether or not involving a third party claim, arising directly or indirectly from or in connection with (a) any misrepresentation or breach of any warranty or representation made by the Buyer in this Agreement, (b) any breach or non-fulfillment of any agreement or covenant of the Buyer and/or the Buyer Parent contained in this Agreement, (c) any failure of the Buyer to satisfy any of the Assumed Liabilities, or (d) the operation of the Subject Business after the Closing Date.

11.3.      Limitations.

(a)           The Seller and the Member shall not have any obligation to indemnify any Buyer Indemnified Person for claims under clause (a) of Section 11.1, above, until the aggregate amount of Losses for which the Buyer Indemnified Persons are entitled to indemnification under clause (a) of Section 11.1, above, exceeds Fifty Thousand and No/100 Dollars ($50,000.00) (the “Indemnification Threshold”), and then only for the amount by which the Losses exceed the sum of Fifty Thousand and No/100 Dollars ($50,000.00).  Notwithstanding the foregoing, the limitations set forth in this Section 11.3(a) shall not apply (i) to any indemnification obligations arising under clause (a) of Section 11.1, above, from or in connection with any misrepresentation or breach of any warranty or representation made by the Seller in Section 5.1.1 (Authority of Seller), Section 5.1.2 (Corporate Matters), the first sentence of Section 5.1.4 (Title to and Condition of Assets), Section 5.1.9 (Taxes), the second sentence of Section 5.1.12 (Product Warranties), Section 5.1.15 (Employee Benefit Plans) or Section 5.1.18 (Environmental Matters), above, or by the Member in Section 6.1.1 (Authority of Member), above, (ii) to any indemnification obligations arising under clause (b), (c), (d) or (e) of Section 11.1, above, or (iii) to any claims arising directly or indirectly from or in connection with any fraud or intentional misrepresentation by the Seller or the Member.

(b)           The total amount of Losses of all of the Buyer Indemnified Persons for claims under clause (a) of Section 11.1, above, shall in no event exceed the sum of One Million and No/100 Dollars ($1,000,000.00). Notwithstanding the foregoing, the limitations set forth in this Section 11.3(b) shall not apply (i) to any indemnification obligations arising under clause (a) of Section 11.1, above, from or in connection with any misrepresentation or breach of any warranty or representation made by the Seller in Section 5.1.1 (Authority of Seller), Section 5.1.2 (Corporate Matters), the first sentence of Section 5.1.4 (Title to and Condition of Assets), Section 5.1.9 (Taxes), Section 5.1.15 (Employee Benefit Plans) or Section 5.1.18 (Environmental Matters), above, or by the Member in Section 6.1.1 (Authority of Member), above, (ii) to any indemnification obligations arising under clause (b), (c), (d) or (e) of Section 11.1, above, or (iii) to any claims arising directly or indirectly from or in connection with any fraud or intentional misrepresentation by the Seller or the Member.

(c)           The amount of any indemnifiable Loss otherwise recoverable by a Buyer Indemnified Person hereunder shall be reduced by the amount of any insurance proceeds paid to the Buyer Indemnified Person with respect to the event giving rise to the Loss, less any increase in insurance premiums incurred by the Buyer or such other Buyer Indemnified Person as a result of such indemnifiable Loss.

11.4.      Procedure Relative to Indemnification.

(a)          In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article XI, such party (the “Claiming Party”) shall so notify the party or parties against which the claim is made (the “Indemnifying Party”) in writing (each, a “Claims Notice”) of such claim within thirty (30) days after the Claiming Party receives notice of any demand, claim or circumstance which is reasonably likely to give rise to a claim or the commencement of any Proceeding (an “Asserted Liability”) that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  Each Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Claiming Party; provided, however, that failure to provide such reasonable detail shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; and provided, further, that in no event shall the Claiming Party’s right to recoup Losses from the Indemnifying Party be limited to the amount set forth or estimated in the Claims Notice.  If such Losses are liquidated in amount, the Claims Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party.  If the amount is not liquidated, the Claims Notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

(b)          The following provisions shall apply to claims of the Claiming Party which are based upon a Proceeding filed or instituted by any third party or by any Governmental Body:

(i)           Upon receipt of a Claims Notice involving an Asserted Liability against or sought to be collected by a third party, the Indemnifying Party shall have thirty (30) days within which to notify the Claiming Party whether the Indemnifying Party desires to assume the defense of such Asserted Liability.

(ii)           If the Indemnifying Party notifies the Claiming Party, within such thirty (30) day period, that the Indemnifying Party desires to defend against such Asserted Liability, then the Indemnifying Party shall assume the defense of such Asserted Liability with counsel of the Indemnifying Party’s choice and, after notice from the Indemnifying Party to the Claiming Party of its election to assume the defense of such Asserted Liability, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Claiming Party under this Article XI for any fees and expenses of other counsel or any other expenses with respect to the defense of such Asserted Liability subsequently incurred by the Claiming Party in connection with the defense of such Asserted Liability.  The Claiming Party shall cooperate, at the Indemnifying Party’s expense (with respect to out-of-pocket expenses incurred by the Claiming Party), in the compromise of, or defense against such Asserted Liability and may participate in, but not control, such Asserted Liability at its own expense.  If the Indemnifying Party is controlling the defense of an Asserted Liability, no compromise or settlement of such Asserted Liability may be effected without the Claiming Party’s consent (which consent shall not be withheld unreasonably) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no affect on any other claims that may be made against the Claiming Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(iii)           If a Claims Notice is given to an Indemnifying Party and the Indemnifying Party does not, within thirty (30) days after receipt of the Claims Notice, notify the Claiming Party that it elects to assume the defense of such Asserted Liability, then the Claiming Party will have the right to conduct a defense of the Asserted Liability, the Indemnifying Party will be bound by any determination made with respect to such Asserted Liability or any compromise or settlement effected by the Claiming Party and the Indemnifying Party will be responsible for paying all reasonable professional fees and expenses incurred by the Claiming Party in connection with such defense.

(iv)           Notwithstanding the foregoing, if (A) there exists a conflict of interest that would make it inappropriate in the reasonable judgment of the Claiming Party for the same counsel to represent both the Claiming Party and the Indemnifying Party; (B) the third party claim seeks injunctive or other non-monetary relief against the Claiming Party; or (C) the Claiming Party elects to pursue one or more defenses or counterclaims available to it that are inconsistent with one or more defenses or counterclaims that are being pursued by the Indemnifying Party in respect of such third party claim or any litigation related thereto, then the Claiming Party may, by notice to the Indemnifying Party, participate in the defense of such third party claim and shall be entitled to retain its own counsel at the Indemnifying Party’s cost and expense.  It is understood and agreed that the Indemnifying Party will not be bound by any determination of an Asserted Liability so defended or any compromise or settlement effected by the Claiming Party without its consent (which may not be withheld unreasonably).

(c)          Upon receipt of a Claims Notice involving an Asserted Liability that does not involve an Asserted Liability against or sought to be collected by a third Person, the Indemnifying Party shall have thirty (30) days from the receipt of a Claims Notice to notify the Claiming Party that the Indemnifying Party disputes such Asserted Liability.  If the Indemnifying Party does not so notify the Claiming Party, then the amount of such Asserted Liability shall be deemed, conclusively, a liability of the Indemnifying Party hereunder.  If the Indemnifying Party shall object in writing to such Asserted Liability, then the Claiming Party shall have thirty (30) days to respond in a written statement to the objection of the Indemnifying Party.  If after such thirty (30) day period there remains a dispute as to any Asserted Liability, then the parties shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such Asserted Liability.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.  If the parties do not agree, then the Claiming Party may pursue any other remedies available to it.

11.5.      Characterization of Indemnification Payments.  Except as otherwise required by applicable Legal Requirements, any payment made pursuant to Section 11.1, above, shall be treated for Tax purposes as an adjustment to the Purchase Price.

11.6.      Set-Off.  The Seller, the Member and the Buyer acknowledge and agree that the Buyer shall be entitled, in addition to any other remedies which may be available to it, to set-off against amounts payable to the Seller under the Note any amounts owed to the Buyer pursuant to this Agreement.  The Buyer shall not exercise its rights of set-off against the Note in bad faith and shall give the Seller thirty (30) days’ prior written notice of any exercise of such rights of set-off.  Any set-off by the Buyer against the Note shall be applied to the required payments of principal under the Note in the reverse order of their maturities without affecting the next regularly-scheduled principal and interest payments thereunder, except that any such set-off attributable to any amount actually paid by the Buyer to a third party (other than one of the Buyer’s Representatives) shall be applied to the required payments of principal and interest under the Note in the order of their maturities.

11.7.      Exclusive Remedy.  Except for claims arising from, or in connection with, fraud or intentional misrepresentation, the foregoing indemnification provisions shall constitute the sole and exclusive remedy for monetary damages in respect of any breach of, or default under, this Agreement by any party hereto and each party hereby waives and releases any and all statutory, equitable, or common law remedy for monetary damages any party may have in respect of any breach of or default under this Agreement, including, without limitation, any rights of contribution.

ARTICLE XII

Definitions

“2010 Plan” means the Buyer Parent’s proposed 2010 Omnibus Long-Term Incentive Plan.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of clarification, the Buyer Parent shall be deemed to be an Affiliate of the Buyer.

“Agreement” means this Asset Purchase Agreement, as the same may be amended or modified from time to time, including all Exhibits and Schedules attached hereto.

“Amendment” has the meaning set forth in Section 4.1(g)(xiii), above.

“Ancillary Agreements” means, as to any party, the agreements, documents and instruments to be executed and delivered by such party pursuant to this Agreement.

“Applicable Contract” means any Contract (a) under which the Seller is or may be entitled to receive revenues of more than $25,000 in any calendar year, (b) under which the Seller may become subject to any obligation to pay a liability of more than $25,000 in any calendar year, (c) by which assets owned or used by the Seller having a net book value of at least $25,000 are bound, (d) with a term of twelve (12) months or more, unless cancelable by the Seller without penalty upon less than twelve (12) months’ notice, (e) relating to any Intellectual Property, including, without limitation, any Contract whereby the  Seller has granted any license, franchise, permit or right to any third party to use any of the Intellectual Property owned by the Seller or any Contract pursuant to which the Seller has a license, franchise, permit or other right to use any intellectual property owned by a third party, (f) between the Seller and the Member or any Affiliate of the Member, (g) with any employee or consultant or with any labor union or other employee representative of a group of employees (including, without limitation, any collective bargaining agreement), (h) under which the Seller is required to provide to any former employee or consultant any compensation (in the form of cash payments and/or the provision of benefits) upon a termination of such individual’s employment or consulting engagement, (i) involving a share of profits or losses by the Seller with any other Person, including any joint venture, partnership or other similar agreement, (j) containing covenants that in any way purport to restrict the business activity of the Seller or limit the freedom of the Seller to use or disclose confidential information or to engage in any line of business or to compete with any Person, (k) entered into outside the Ordinary Course of Business, (l) which is a lease, rental or occupancy agreement, license, installment or conditional sale agreement or other Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in, any real or personal property, and (m) each amendment, supplement and modification with respect to any of the foregoing.

“Asserted Liability” has the meaning set forth in Section 11.4(a), above.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between the Buyer and the Seller in the form of Exhibit 12(a) attached hereto pursuant to which the Seller shall assign to the Buyer, and the Buyer shall assume from the Seller, all of the Seller’s right, title and interest in, to and under the Assumed Contracts.

“Assumed Contracts” means all of the Seller’s right, title and interest in, to and under (a) those Contracts restricting a Person’s ability to compete with the Seller, use or disclose proprietary information of the Seller or solicit employees or past employees of the Seller for employment, (b) all open purchase orders for both the sale and purchase of products and services entered in the Ordinary Course of Business, including, without limitation, those open purchase orders identified on Exhibit 12(b) attached hereto; and (c) those other Contracts of the Subject Business existing as of the Closing Date and identified on Exhibit 12(b) attached hereto, including, without limitation, any right to receive payment for products sold or services rendered pursuant to such Contracts and to assert claims and to take other rightful actions in respect of breaches, defaults and other violations of such Contracts.  For purposes of clarification, the Buyer acknowledges that the Seller has received deposits on the Assumed Contracts as reflected in the Financial Statements and that the Buyer is assuming the Assumed Contracts subject to those deposits and the Buyer shall not receive monetary credit in addition thereto.

“Assumed Expenses” means (i) the Ordinary Course trade accounts payable (including, without limitation, for utilities, garbage collection, phone service and cell phone service) and accrued expenses (including, without limitation, accrued but unpaid accounting fees, real estate taxes, compensation, insurance, employee benefits, vacation and sick pay) of the Subject Business as of the Closing Date of the type identified on the Estimated Closing Date Balance Sheet, and (ii) accrued reasonable attorneys’ fees and expenses relating to the transactions contemplated hereby in an amount not to exceed Fifteen Thousand Dollars ($15,000) as reflected on the Estimated Closing Date Balance Sheet.

“Assumed Indebtedness” means the DTI Indebtedness.

“Assumed Liabilities” means (a) all liabilities and obligations of the Seller accruing on or after the Closing Date under the Assumed Contracts, (b) the Assumed Indebtedness, (c) the Assumed Expenses, and (d) the Assumed Warranty Claims.

“Assumed Warranty Claims” means standard product warranty claims relating to products produced by the Seller prior to the Closing Date, whether shipped before, on or after the Closing Date, in an amount not to exceed Three Hundred Sixty-Nine Thousand Dollars ($369,000) in the aggregate.  In computing the amounts of such claims, no cost shall be allocated to work performed by Jeff, Joanne and Nathan, and the cost of all other employees shall be calculated at actual cost to Buyer (including overhead but excluding profit) and not at Buyer’s standard employee rate to customers.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Persons” has the meaning set forth in Section 11.1, above.

“Buyer Parent” has the meaning set forth in the preface above.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, codified at 42 U.S.C. 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

“Claiming Party” has the meaning set forth in Section 11.4(a), above.

“Claims Notice” has the meaning set forth in Section 11.4(a), above.

“Closing” means the closing of the purchase and sale contemplated herein.

“Closing Date” means the date on which the Closing occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986 and the rules and regulations promulgated thereunder, each as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Pledge Agreement” means the collateral pledge agreement between the Buyer Parent and the Seller in the form of Exhibit 12(c) attached hereto.

“Common Stock” means the $.01 par value common stock of the Buyer Parent.

“Competitor” has the meaning set forth in Section 10.1, above.

“Confidential Information” has the meaning set forth in Section 10.2, above.

“Confidentiality Agreement” means that certain Mutual Confidentiality & Non-Disclosure Agreement dated as of April 30, 2010 between the Seller and the Buyer Parent.

“Consents” means the consents and approvals listed on Exhibit 12(d) attached hereto from the parties to those Assumed Contracts which by their terms prohibit assignment by the Seller or which specifically require consent for such assignment, consenting to the assignment to the Buyer of such Assumed Contracts under the same terms and conditions as are applicable to the Seller.

“Contract” means any agreement, contract, arrangement, lease, license, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

“Customer and Supplier Lists” means, collectively, all customer and prospective customer lists and supplier/vendor lists of the Subject Business.

“Database Program” means the database Software program jointly designed, developed and owned by the Member and Nathan and used by the Seller in connection with the operation of the Subject Business.

“Disclosure Schedules” means the disclosure schedules attached to this Agreement.

“DTI” means Diversified Technology, Inc.

“DTI Indebtedness” means the obligations of the Seller owed to DTI set forth on Exhibit 12(e) attached hereto, not to exceed Two Hundred Twenty Thousand Dollars ($220,000) in the aggregate.

“DTI Note” means that certain Promissory Note dated April 30, 2009 in the original principal amount of $275,000 made by Jeff for the benefit of DTI and assigned by Jeff to the Seller pursuant to that certain Assignment and Assumption of Promissory Note dated as of December 31, 2010 between Jeff and the Seller.

“Employee” means any employee of the Subject Business (whether salaried or hourly, and whether full-time, part-time or other), whether or not actively employed on the Closing Date, including, but not limited to, employees on vacation and leave of absence, including maternity, paternity, family, sick, military and disability leave.

“Employee Inducement Options” means inducement grant options to acquire Twenty-Five Thousand (25,000) shares of Common Stock to be awarded at the Closing by the Buyer Parent to Nathan pursuant to the terms and conditions of the Nathan Inducement Option Award Agreement.

“Environmental Claims” means any investigation, notice, violation, demand, allegation, action, suit, injunction, order, consent decree, penalty, fine, Lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Substances; (c) from any abatement, removal, remedial, corrective or other response action in connection with Hazardous Substances, Environmental Law or other order of a Governmental Body; or (d) from any actual or alleged damage, injury, threat, or harm to human health, safety, natural resources, wildlife or the environment.

“Environmental Law” means any Legal Requirements pertaining to (a) human health, safety, natural resources, wildlife or the environment, (b) the Occupational Safety and Health Administration, the U.S. Environmental Protection Agency, the Nuclear Regulatory Commission, the Wisconsin Department of Natural Resources, or (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation, emission, discharge or handling of, or exposure to, any petroleum products or Hazardous Substances into ambient air, surface water, ground water or land, or any exposure or impact on worker health and safety, and all amendments, modifications and additions thereto, in each case as amended to date, including, without limitation, CERCLA, RCRA, the Toxic Substances Control Act of 1976, codified at 15 U.S.C. 2601 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, codified at 33 U.S.C. 1251 et seq., the Clean Air Act of 1966, codified at 42 U.S.C. 741 et seq., the Hazardous Materials Transportation Act, codified at 49, U.S.C. 651 et seq., the Oil Pollution Act of 1990, codified at 33 U.S.C. 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, codified at 42 U.S.C. 11001, et seq., the National Environmental Policy Act of 1969, codified at 42 U.S.C. 4321, et seq., the Occupational Safety and Health Act of 1970, the Safe Drinking Water Act of 1974, codified at 42 U.S.C. 300(f), et seq., the Atomic Energy Community Act of 1955, the Atomic Testing Liability Act, the Atomic Energy Damages Act, the Atomic Energy Omnibus Act, the Atomic/Nuclear Waste Policy Act of 1982, the Atomic/Nuclear Waste Policy Amendments of 1987 or any similar, implementing or successor law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person (whether or not incorporated) that is treated as a single employer with the Seller under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 4.1(e), above.

“Excluded Assets” has the meaning set forth in Section 1.2, above.

“Financial Statements” means (a) the unaudited interim balance sheet of the Seller as of December 31, 2010, and the related statement of operations for the twelve (12) month fiscal period then ended, and (b) the Estimated Closing Date Balance Sheet, all attached hereto as Schedule 5.1.8.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, consistently applied.

“Governmental Authorization” means any permit, license, variance, certificate, closure, exemption, decision, action, consent, waiver or approval or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, bureau, branch, department, official or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including self-regulatory organizations.

“Hazardous Substances” means and includes any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, said Environmental Laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, radon gas, urea formaldehyde foam, hazardous waste source and raw materials which include hazardous constituents; and including any other substance, chemical, compound, product, solid, gas, liquid, waste, by-product, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources wildlife or the environment or which is now or in the future included under or regulated by any Environmental Law.

“Hired Employees” has the meaning set forth in Section 9.7(c), above.

“Indemnification Threshold” has the meaning set forth in Section 11.3(a), above.

“Indemnifying Party” has the meaning set forth in Section 11.4(a), above.

“Intellectual Property” has the meaning set forth in Section 5.1.7(a), above.

“Inventory” means all inventories relating to the Subject Business, wherever located, including, without limitation, raw materials, work in process, finished goods, packaging materials and supplies and other miscellaneous materials and supplies.

“Inventory Count” means a physical count of the Inventory on hand as of a given date conducted by the Buyer and its Representatives in the presence, if desired by the Seller, of a representative of the Seller to assist the Buyer in the valuation of the Inventory as of such date.

“IP Assignments” means, collectively, the Jeff IP Assignment and the Nathan IP Assignment.

“IP Contract” has the meaning set forth in Section 5.1.7(b), above.

“IP License and Warranty Bill of Sale” means the license agreement and warranty bill of sale pursuant to which (a) the Seller will grant to the Buyer an exclusive, royalty-free license to use all Intellectual Property of the Subject Business until such time as the Note is paid in full, and (b) the Seller will convey to the Buyer, immediately and without any further action by the parties hereto upon payment of the Note in full, all Intellectual Property of the Subject Business, free and clear of all Liens and claims whatsoever other than Permitted Liens, in the form of Exhibit 12(f) attached hereto.

“Jeff” has the meaning set forth in the preface above.

“Jeff Employment Agreement” means the employment agreement between the Buyer Parent and Jeff in the form of Exhibit 12(g) attached hereto.

“Jeff IP Assignment” means the assignment of intellectual property assigning to the Seller all of the Intellectual Property owned by Jeff and used by the Seller in the operation of the Subject Business in the form of Exhibit 12(h) attached hereto.

“Jeff Officer Inducement Option Award Agreements” means the option award agreements between the Buyer Parent and Jeff in the form of Exhibit 12(i) attached hereto pursuant to which the Buyer Parent shall award to Jeff inducement grant options to acquire an aggregate of six hundred fifty thousand (650,000) shares of Common Stock.

“Jeff Restrictive Covenant Agreement” means the restrictive covenant agreement between the Buyer Parent and Jeff in the form of Exhibit 12(j) attached hereto.

“Joanne” means Joanne Reichard.

“Joanne Employment Agreement” means the employment agreement between the Buyer and Joanne in the form of Exhibit 12(k) attached hereto.

“Joanne Officer Inducement Option Award Agreement” means the option award agreement between the Buyer Parent and Joanne in the form of Exhibit 12(l) attached hereto pursuant to which the Buyer Parent shall award to Joanne inducement grant options to acquire seventy-five thousand (75,000) shares of Common Stock.

“Joanne Restrictive Covenant Agreement” means the restrictive covenant agreement between the Buyer and Joanne in the form of Exhibit 12(m) attached hereto.

“Knowledge” – An individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Landlord” means Space Management Company LLC, a Wisconsin limited liability company wholly owned by Jeff.

“Lease” means the lease agreement between the Buyer and the Landlord in the form of Exhibit 12(n) attached hereto.

“Lease Guaranty” means the Guaranty made by the Buyer Parent for the benefit of the Landlord in the form of Exhibit 12(o) attached hereto.

“Lease Termination” means the termination of oral, month-to-month lease agreement between the Seller and the Landlord in the form of Exhibit 12(p) attached hereto.

“Leased Real Property” has the meaning set forth in Section 5.1.5, above.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative constitution, law, ordinance, code, policy, principle of common law, rule, regulation, statute, treaty and the like, now or hereafter in effect.

“License” means the license agreement among the Buyer, Jeff and Nathan in the form of Exhibit 12(q) attached hereto pursuant to which Jeff and Nathan shall grant to the Buyer a non-exclusive, perpetual, royalty-free license to use the Database Program.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing.

“Losses” means all damages, losses, deficiencies, liabilities, claims, actions, demands, judgments, fines, fees, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses).

“M&I” means M&I Marshall & Ilsley Bank.

“M&I Indebtedness” means the obligations of the Seller owed to M&I set forth on Exhibit 12(r) attached hereto in the aggregate amount set forth on Exhibit 12(r) (such amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000)).

“Material Adverse Effect” means any change, effect or circumstance that would have or would reasonably be expected to have a material adverse effect on the Subject Business and the Subject Assets, including operations, prospects and results of operations (financial or other), individually or in the aggregate, taken as a whole.  A “Material Adverse Effect” shall not include the impact of (a) events affecting the United States of America or global economy or capital or financial markets generally, (b) changes in GAAP or international accounting principles, (c) changes in interest rates, (d) general economic conditions or events or conditions generally affecting the industries or markets in which the Subject Business operates, (e) an outbreak of national or international hostilities or terrorism or escalation thereof or other similar calamity or crisis that does not affect the Seller in a manner that is materially and adversely different than the effect on the industry or markets in which the Subject Business competes generally, (f) changes resulting from the entry into this Agreement or the performance of a party’s obligations hereunder, the announcement thereof and the transactions contemplated hereby, or (g) any action taken with the consent of the Buyer.

“Nathan” means Nathan Jobe.

“Nathan Inducement Option Award Agreement” means the option award agreement between the Buyer Parent and Nathan in the form of Exhibit 12(s) attached hereto pursuant to which the Buyer Parent shall award to Nathan inducement grant options to acquire twenty-five thousand (25,000) shares of Common Stock.

“Nathan IP Assignment” means the assignment of intellectual property assigning to the Seller all of the Intellectual Property owned by Nathan and used by the Seller in the operation of the Subject Business in the form of Exhibit 12(t) attached hereto.

“Nathan Restrictive Covenant Agreement” means the restrictive covenant agreement between the Buyer and Nathan in the form of Exhibit 12(u) attached hereto.

“Note” has the meaning set forth in Section 2.3(a), above.

“Note Guaranty” means the Guaranty made by the Buyer Parent for the benefit of the Seller in the form of Exhibit 12(v) attached hereto.

“Note Purchase Price” has the meaning set forth in Section 2.2, above.

“Object Code” means the executable machine readable computer programs that are derived or compiled from Source Code and are capable of affecting or controlling the operation of a programmable device or system.

“Officer Inducement Options” means inducement grant options to acquire an aggregate of Seven Hundred Twenty-Five Thousand (725,000) shares of Common Stock to be awarded at the Closing by the Buyer Parent to Jeff and Joanne pursuant to the terms and conditions of the Officer Inducement Option Award Agreements.

“Officer Inducement Option Award Agreements” means, collectively, the Jeff Officer Inducement Option Award Agreements and the Joanne Officer Inducement Option Award Agreement.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Body or by any arbitrator.

“Ordinary Course of Business” or “Ordinary Course” means any action taken by a Person which (a) is consistent with past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) is similar in nature and magnitude in actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Permitted Liens” means (a) Liens for Taxes and assessments not yet due and payable or which are being contested in good faith by appropriate Proceedings, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business consistent with past practice and not yet delinquent, and (c) the Liens set forth on Exhibit 12(w) attached hereto.

“Person” means any individual, corporation, general or limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust association, organization, labor union or other entity or Governmental Body.

“Plan” means (a) any “employee benefit plan,” as defined in Section 3(3) of ERISA, that (i) is or was subject to Title I of ERISA, (ii) is or was at any time maintained, administered or contributed to by the Seller or any ERISA Affiliate, or to which the Seller or any ERISA Affiliate has ever had an obligation to contribute, and (iii) covers or covered any current or former employee, officer, director or shareholder of, or any other Person that performed or is performing services for, the Seller or any ERISA Affiliate, and (b) any other employment, severance, benefit or similar Contract (whether or not written and whether or not currently in effect) or Contract, plan, program or policy (whether or not written and whether or not currently in effect) providing any compensation or benefits to any current or former employee, officer, director or shareholder of the Seller or any ERISA Affiliate or the dependents of any such individual (including, without limitation, any Contract, plan, program or policy making available bonuses, equity awards, non-taxable benefits such as those provided under a Section 125 Cafeteria Plan or deferred compensation).

“Prime Rate” means an annual equal to the prime rate of interest as of the Closing Date as published in the Midwest edition of The Wall Street Journal (or successor publication).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Purchase Price” has the meaning set forth in Section 2.2, above.

“RCRA” means the Solid Waste Disposal Act, codified at 42 U.S.C. 6901 et seq., as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendment of 1984.

“Records” means all books, records, manuals and other materials of the Seller, including, without limitation, all sales, manufacturing, customer, prospective customer and supplier/vendor records, advertising, promotional, marketing and sales literature, catalogs and materials, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and research and development files, wherever located (except the Seller’s minute books, membership interest records and Tax returns).

“Registered Intellectual Property” has the meaning set forth in Section 5.1.7(a), above.

“Registration Rights Agreement” means the registration rights agreement between the Seller and the Buyer Parent in the form of Exhibit 12(x) attached hereto.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Satisfied Liens” means the Liens in the Subject Assets specified on Exhibit 12(y) attached hereto, which Liens shall be released by the holder(s) thereof at or prior to the Closing.

“Securities Act” has the meaning set forth in Section 5.1.26(b), above.

“Seller” has the meaning set forth in the preface above.

“Seller Indemnified Persons” has the meaning set forth in Section 11.2, above.

“Server” means the Seller’s computer server and all information stored thereon.

“Settlement Agreement” has the meaning set forth in Section 9.20, above.

“Software” means computer software, program processes, Source Code, Object Code and data conversion scripts and tools, and all maintenance and user documentation, testing data and other technical documentation related thereto.

“Source Code” means the human readable programming statements that are compilable or interpretable into a machine readable program.

“Stock Purchase Price” means an amount equal to the fair market value of the Subject Shares as of the Closing Date, as calculated by using the NYSE Amex price per share for the Common Stock as of 4:00 p.m. Eastern Time on the business day immediately preceding the Closing Date.

“Subject Assets” has the meaning set forth in Section 1.1, above.

“Subject Business” has the meaning set forth in the recitals above.

“Subject Shares” has the meaning set forth in Section 2.4, above.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which (or in which) 50% or more of (a) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or Persons having a similar role as to an entity that is not a corporation, (b) the interest in the profits of such partnership or joint venture, or (c) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries.

“Tangible Assets” means all tangible assets other than Inventory of every kind and description, including, without limitation, all fixed assets, machinery, equipment, tools, tooling, leasehold improvements, fixtures, furniture, furnishings, vehicles, computers and software, data processing and other office machinery and equipment and other items of similar character relating to the Subject Business, wherever located, including, but not limited to, those assets specified on Exhibit 12(z) attached hereto, and all spare, replacement and repair parts therefor.

“Tax” or “Taxes” means all federal, state, county, local, foreign and other taxes or assessments, however denominated, including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance and stamp, and including interest, penalties and additions in connection therewith, for which any applicable Person is or may be required to pay, withhold or collect.

“Tax Return” means any return, declaration, report, estimate, claim for refund or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Warranty Bill of Sale” means the Warranty Bill of Sale in the form of Exhibit 12(aa) attached hereto.

ARTICLE XIII

Miscellaneous

13.1.      Expenses.  Except as otherwise specifically provided herein, the parties hereto shall pay their own expenses, including, without limitation, accountants’ and attorneys’ fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.  The Seller shall be liable for and shall pay and discharge when due any sales or use Taxes and any transfer and conveyance Taxes and fees incurred and/or payable in connection with the purchase and sale of the Subject Assets pursuant to this Agreement.

13.2.      Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, one (1) business day after sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

IF TO BUYER OR	ZBB Energy Corporation
BUYER PARENT:	N93 W14475 Whittaker Way
Menomonee Falls, WI 53051
Attn: Eric Apfelbach
Fax No.: (262) 253-9822

with a copy to:	Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202
Attn: John A. Dickens
Fax No.: (414) 273-5198

IF TO SELLER	Mr. Jeff Reichard
OR MEMBER:	W353 N6318 Marina Drive
Oconomowoc, WI 53066
Fax No.: _____________________

with a copy to:	Cramer, Multhauf & Hammes, LLP
1601 E. Racine Avenue, Suite 200
Waukesha, WI 53187
Attn: Philip J. Remmers
Fax No.: (262) 542-4270

13.3.      Right to Specific Performance.  The parties agree that the Subject Assets constitute unique property, that there is no adequate remedy at law for the damage which any of them might sustain for the failure of the others to consummate this Agreement, and, accordingly, that each of them is entitled to the remedy of specific performance to enforce such consummation.

13.4.      Entire Agreement; Amendment.  This Agreement, the Exhibits attached hereto, the Disclosure Schedules and the Ancillary Agreements constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written), with the exception of the Confidentiality Agreement, are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement together.  No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.  Each party to this Agreement acknowledges that no other party, nor any agent or attorney of any party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce the other party to execute this Agreement, and each party acknowledges that it has not executed this Agreement in reliance on any such promise, representation or warranty not contained herein.

13.5.      Waiver.  The waiver by any party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

13.6.      Binding Effect.  This Agreement shall be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

13.7.      Section Headings.  The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

13.8.      Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

13.9.      Applicable Law; Venue.  This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of the State of Wisconsin without application of choice of law or conflicts of law principles.  All disputes arising hereunder and any claims made relating to the representations, warranties, covenants or agreements contained in this Agreement shall be resolved exclusively in state or federal courts located in Waukesha County, Wisconsin, to which jurisdiction and venue the parties hereto irrevocably consent.

13.10.    Counterparts; Facsimile Copy.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  This Agreement may be executed in facsimile copy or by other electronic means with the same binding effect as the original.

13.11.    Passage of Title.  Legal title, equitable title and risk of loss with respect to the Subject Assets (other than the Intellectual Property, the Server and the Customer and Supplier Lists) will not pass to the Buyer until such Subject Assets are transferred at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 12:01 a.m. Central Time on the Closing Date.  Legal title, equitable title and risk of loss with respect to the Intellectual Property, the Server and the Customer and Supplier Lists will not past to the Buyer until such assets are transferred pursuant to the terms and conditions of the IP License and Warranty Bill of Sale, which transfer, once it has occurred, will be deemed effective for tax, accounting and other computational purposes as of 12:01 a.m. Central Time on the effective date of such transfer.

Signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

SELLER:
TIER ELECTRONICS LLC

By:	/s/ Jeffrey Reichard
Jeffrey Reichard, President

MEMBER:

/s/ Jeffrey Reichard
Jeffrey Reichard

BUYER:
DCDC ACQUISITION COMPANY LLC

By:	/s/ Eric C. Apfelbach
Eric C. Apfelbach, Chairman of the Board

BUYER PARENT:
ZBB ENERGY CORPORATION

By:	/s/ Eric C. Apfelbach
Eric C. Apfelbach, President
and Chief Executive Officer

Signature page to Asset Purchase Agreement